UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2016

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5990 Sepulveda Boulevard

Sherman Oaks, California 91411

(Address of Principal Executive Offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)On July 11, 2016, Cherokee Inc. (the “Company”) entered into an amended and restated executive employment agreement (the “Agreement”) with its Chief Executive Officer, Henry Stupp. The Agreement amends, restates and supersedes Mr. Stupp’s prior employment agreement with the Company dated July 15, 2013 (the “Prior Agreement”). The Agreement has the same terms as the Prior Agreement, except that (i) the term of the Agreement extends until January 31, 2020 (the Prior Agreement’s term expired January 31, 2017), which term will be automatically renewed for subsequent three-year terms unless either party provides written notice of non-renewal in accordance with the terms of the Agreement, and (ii) the determination of the amount of Mr. Stupp’s cash performance‑based bonus (the “Performance Bonus”) for each fiscal year will be based on the level of achievement of the Company’s budgeted EBITDA for the applicable fiscal year, after taking into account all adjustments to the budgeted EBITDA that are approved by the Company’s board of directors (the Prior Agreement only took into account adjustments to the budgeted EBITDA resulting from any business acquisitions or dispositions consummated during the applicable fiscal year).

Pursuant to the terms of the Agreement, Mr. Stupp is to receive a base salary equal to $750,000 per year. In addition, for each fiscal year that the Agreement is in effect, Mr. Stupp is eligible to receive a Performance Bonus of up to $350,000, with the amount depending on the level of achievement of the Company’s budgeted EBITDA for the applicable fiscal year, and an additional discretionary cash bonus of up to $300,000 as determined in the sole discretion of the compensation committee of the Company’s board of directors. Additionally, the Agreement provides that, if the Company terminates Mr. Stupp’s employment at any time other than for cause (as defined in the Agreement) or if Mr. Stupp terminates his employment at any time for good reason (as defined in the Agreement), then Mr. Stupp will be entitled to receive, subject to his execution and absence of revocation of a general release of claims in favor of the Company, (i) an amount equal to 12 months of his then‑current annual base salary; (ii) a pro‑rated Performance Bonus for the fiscal year in which the termination occurs (based on the actual achievement for the full fiscal year and then pro‑rated to reflect the number of days of employment during such fiscal year); (iii) an additional severance payment equal to the average Performance Bonuses paid to Mr. Stupp for the prior two completed fiscal years; (iv) continuation of Mr. Stupp’s medical and dental benefits for 12 months or reimbursement for payments by Mr. Stupp to maintain such benefits; and (v) accelerated vesting of the equity awards held by Mr. Stupp at the time of the termination. Further, if Mr. Stupp’s employment is terminated as a result of his death or disability, he or his estate will be entitled to receive a pro‑rated Performance Bonus based on the methodology described above and accelerated vesting of the equity awards held by Mr. Stupp at the time of the termination.

The foregoing description is only a summary of the terms of the Agreement and is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

[Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement, dated July 11, 2016, by and between Cherokee Inc. and Henry Stupp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INC.

July 14, 2016	By:	/s/ Jason Boling
Jason Boling
Chief Financial Officer